Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

FLEETWOOD ENTERPRISES, INC.,

a Delaware corporation

It is hereby certified that:

1.     The name of the corporation is Fleetwood Enterprises, Inc. (the “Corporation”).

2.               The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the FOURTH Article thereof and by substituting in lieu thereof the following new FOURTH article:

“FOURTH:  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which the Corporation shall have authority to issue is one hundred sixty million (160,000,000); the total number of shares of Preferred Stock shall be ten million (10,000,000) and each such shares shall have a par value of one dollar ($1.00); and the total number of shares of Common Stock shall be one hundred fifty million (150,000,000) and each such share shall have a par value of one dollar ($1.00).

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).”

3.               The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on the 12th day of April, 2004.

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Leonard J. McGill

Name:	Leonard J. McGill
Title:	Sr. Vice President—Corporate Finance Officer & Chief Governance Officer